UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.          )
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☐    Soliciting Material Pursuant to §240.14a-12
Sport Supply Group, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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October 8, 2008
Dear Stockholder:
     You are invited to attend the fiscal 2009 annual meeting of stockholders of Sport Supply Group, Inc., which will be held at Royal Oaks Country Club, 7915 Greenville Avenue, Dallas, Texas 75231, on Thursday, November 20, 2008, at 9:00 a.m., Central Time.
     At this year’s annual meeting, you will be asked to elect six directors and to ratify the appointment of Grant Thornton LLP as the independent registered public accounting firm for Sport Supply Group, Inc. for fiscal 2009. The Board of Directors unanimously recommends a vote FOR each of these proposals.
     It is important that your shares be represented and voted at the annual meeting regardless of the size of your holdings. Whether or not you plan to attend the annual meeting, it is important that you ensure your representation by either voting your shares electronically on the Internet or on the telephone by following the instructions on the accompanying proxy card, or complete, sign, date and return the accompanying proxy card in the postage-paid envelope provided. If you attend the annual meeting, you may revoke your proxy and vote in person if you wish.
     I look forward to greeting those of you who will be able to attend the annual meeting.

Sincerely,

Adam Blumenfeld
Chairman of the Board and Chief Executive Officer

Notice of Annual Meeting of Stockholders
to be held Thursday, November 20, 2008

To our Stockholders:
     The fiscal 2009 annual meeting of stockholders of Sport Supply Group, Inc., a Delaware corporation (the “Company”), will be held at Royal Oaks Country Club, 7915 Greenville Avenue, Dallas, Texas 75231, on Thursday, November 20, 2008, at 9:00 a.m., Central Time, for the following purposes:
1.	To elect six directors, each to hold office for a one-year term ending on the date of the next succeeding annual meeting of stockholders or until such director’s successor shall have been duly elected and qualified; and

2.	To ratify the appointment of Grant Thornton LLP as the independent registered public accounting firm for the Company for the 2009 fiscal year ending June 30, 2009.
     Only stockholders of record of the Company’s common stock (NASDAQ: RBI) at the close of business on Friday, October 3, 2008, are entitled to notice of and to vote at the meeting or any and all postponements or adjournments thereof. A copy of the Company’s Annual Report to Stockholders for fiscal 2008, which ended June 30, 2008, is being made available to you with this Notice and Proxy Statement.
     Only stockholders of record may attend the annual meeting. If your shares are registered in your name, you should bring a form of identification to the meeting. If your shares are held in the name of a broker, trust, bank or other nominee, you will need to bring a proxy or letter from that broker, trust, bank or other nominee that confirms you are the beneficial owner of those shares. Cameras, recording devices and other electronic devices will not be permitted at the annual meeting.

By Order of the Board of Directors,

Terrence M. Babilla
President, Chief Operating Officer, General Counsel and Secretary
Farmers Branch, Texas
October 8, 2008
IMPORTANT
     Your vote is important. Whether or not you plan to attend the annual meeting, it is important that you ensure your representation by either voting your shares electronically on the Internet or on the telephone by following the instructions on the accompanying proxy card, or complete, sign, date and return the accompanying proxy card in the postage-paid envelope provided. If you attend the annual meeting, you may revoke your proxy and vote in person if you wish.

i

ADDITIONAL INFORMATION	35

Proposals of Stockholders	35
Annual Report on Form 10-K	35
Other Business	36

ii

SPORT SUPPLY GROUP, INC.
1901 Diplomat Drive
Farmers Branch, Texas 75234

PROXY STATEMENT
FOR
ANNUAL MEETING
to be held on
Thursday, November 20, 2008

     This Proxy Statement (first made available to stockholders on or about October 8, 2008) is being furnished to holders of common stock, par value $0.01 per share (“Common Stock”), of Sport Supply Group, Inc., a Delaware corporation (the “Company”), in connection with the solicitation of proxies by the Board of Directors of the Company (the “Board”) for use at the fiscal 2009 annual meeting of stockholders (the “Annual Meeting”) to be held for the purposes described in this Proxy Statement. This Proxy Statement is accompanied by a form of proxy for use at the Annual Meeting.
     At the Annual Meeting, the Company’s stockholders will be asked:
1.	To elect six directors, each to hold office for a one-year term ending on the date of the next succeeding annual meeting of stockholders or until such director’s successor shall have been duly elected and qualified; and

2.	To ratify the appointment of Grant Thornton LLP as the independent registered public accounting firm for the Company for the 2009 fiscal year ending June 30, 2009.
Date, Time and Place of Meeting
     The Annual Meeting will be held on Thursday, November 20, 2008, at 9:00 a.m., Central Time, at Royal Oaks Country Club, 7915 Greenville Avenue, Dallas, Texas 75231.
Record Date; Shares Outstanding and Entitled to Vote
     Only holders of record of Common Stock at the close of business on Friday, October 3, 2008 (the “Record Date”) are entitled to notice of, and will be entitled to vote at, the Annual Meeting. Each share of Common Stock entitles the holder to cast one vote per share on each matter. At the close of business on the Record Date, there were 12,386,830 shares of Common Stock outstanding and entitled to vote.
Voting and Revocation of Proxies
     The proxy conferred by the proxy card accompanying this Proxy Statement is solicited on behalf of the Board for use at the Annual Meeting. Stockholders of record may vote their shares electronically on the Internet or on the telephone by following the instructions on the accompanying proxy card. Stockholders may also vote their shares by completing, signing, dating and returning the accompanying proxy card in the postage-paid envelope provided. In addition, stockholders may appear and vote their shares in person at the Annual Meeting.

     All proxies properly submitted, and that are not revoked, will be voted at the Annual Meeting in accordance with the instructions indicated thereon. If no instructions are provided, such proxies will be voted FOR each of the proposals described in this Proxy Statement.
     A stockholder who has given a proxy may revoke it at any time before it is exercised at the Annual Meeting by (i) delivering to Broadridge Financial Solutions, Inc., a written notice, bearing a date later than the proxy, stating that the proxy is revoked, (ii) submitting a later-dated proxy relating to the same shares prior to the vote at the Annual Meeting, or (iii) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not, by itself, revoke a proxy). You should send any written notice or new proxy card to Sport Supply Group, Inc. c/o Broadridge, 51 Mercedes Way, Edgewood, New York 11717. You may also submit a new proxy electronically on the Internet or on the telephone by following the instructions on the accompanying proxy card.
     If you hold your shares through a bank or broker, follow the voting instructions on the form you receive from your bank or broker.
     Your vote is important. Whether or not you plan to attend the annual meeting, it is important that you ensure your representation by either voting your shares electronically on the Internet or on the telephone by following the instructions on the accompanying proxy card, or complete, sign, date and return the accompanying proxy card in the postage-paid envelope provided. If you attend the Annual Meeting, you may revoke your proxy and vote in person if you wish.
     The Board does not presently intend to bring any business before the Annual Meeting other than the proposals discussed in this Proxy Statement and specified in the Notice of the Annual Meeting. So far as is known to the Board, no other matters are to be brought before the Annual Meeting.
Quorum; Broker Non-Votes; Vote Required
     The presence of a quorum, a majority of the outstanding shares of Common Stock entitled to vote, is required for the transaction of business at the Annual Meeting. Both abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum. A broker non-vote occurs when a person holds shares through a broker, bank or other nominee and (i) such person does not provide voting instructions to the broker, bank or other nominee and (ii) applicable stock exchange rules require such broker, bank or other nominee to have received voting instructions from the beneficial owner to vote on such proposal. Shares represented by broker non-votes on a matter submitted to stockholders are not considered present and entitled to vote on that matter. Directors will be elected by plurality vote (i.e., the nominees receiving the greatest number of votes will be elected). Consequently, neither broker non-votes nor abstentions will have any effect on the election. The ratification of the appointment of Grant Thornton LLP as the independent registered public accounting firm for the Company for fiscal 2009 will require the affirmative vote of a majority of the shares present and entitled to vote. Consequently, broker non-votes will have no effect, but abstentions will have the effect of a vote against such matter.
     If a quorum is not obtained, it is expected that the Annual Meeting will be postponed or adjourned in order to permit additional time for soliciting and obtaining additional proxies or votes, and at any subsequent reconvening of the Annual Meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the Annual Meeting, except for any proxies that theretofore have been effectively revoked or withdrawn.

Dissenter’s Rights
     The Company was formed as a corporation under the laws of the State of Delaware, including the General Corporation Law of the State of Delaware. Under those laws, dissenters’ rights are not available to stockholders with respect to the matters to be voted on at the Annual Meeting.
Solicitation of Proxies and Expenses
     The Company will bear the cost of the solicitation of proxies from its stockholders. In addition to solicitation by mail, the directors, officers and employees of the Company may solicit proxies from stockholders by telephone, letter, email, facsimile or in person. The Company will provide brokers, custodians, nominees and other record holders with copies of the proxy and other soliciting materials for forwarding to persons for whom they hold shares of Common Stock. In such cases, the Company, upon the request of the record holders, may reimburse such holders for their reasonable expenses.
Electronic Availability of Proxy Statement and Annual Report
     As permitted under the Securities and Exchange Commission’s (the “SEC”) rules regarding the internet availability of proxy materials, the Company is making this Proxy Statement and its Annual Report on Form 10-K available to its stockholders electronically on the Internet. On or about October 8, 2008, the Company is sending, to its stockholders of record as of the Record Date, a Notice of Internet Availability of Proxy Materials that will include (i) instructions on how to access the Company’s proxy materials electronically, (ii) the date, time and location of the Annual Meeting, (iii) a description of the matters intended to be acted upon at the Annual Meeting, (iv) a list of the materials being made available electronically, (v) instructions on how a stockholder can request to receive paper or email copies of the Company’s proxy materials, (vi) any control/identification numbers that a stockholder needs to access his or her proxy card and instructions on how to access the proxy card, and (vii) information about attending the Annual Meeting and voting in person.

ITEM NO. 1
ELECTION OF DIRECTORS AND MANAGEMENT INFORMATION
     At the upcoming Annual Meeting, a board of six directors will be elected, with each director to hold office for a one-year term ending on the date of the next succeeding annual meeting of stockholders or until such director’s successor shall have been duly elected and qualified. The Board has nominated Adam Blumenfeld, Jeff Davidowitz, Richard Ellman, William M. Lockhart, Scott H. Richland and William H. Watkins, Jr. Each of the Board’s nominees other than Mr. Richland is an incumbent director of the Company. Mr. Richland has been recommended to serve on the Board by CBT Holdings LLC, a current stockholder and affiliate of the Company by which Mr. Richland is employed as Manager, pursuant to the Board seat right contained in the Purchase Agreement, dated July 26, 2007, under which the Company sold 1,830,000 shares of its Common Stock to CBT Holdings LLC in a private placement.
     The Board has no reason to believe that any nominee would be unable or unwilling to serve if elected. If a nominee becomes unable or unwilling to accept nomination or election, the Board either will select a substitute nominee or will reduce the size of the Board. If you have submitted a proxy to vote for the directors nominated by the Board and a substitute nominee is selected, your shares will be voted for the election of the substitute nominee.
     The Board recommends a vote FOR the election of each of the nominees for director listed below.
Information Concerning Nominees for Director
     Set forth below is biographical and other information about the persons who will make up the Board following the Annual Meeting, assuming election of the nominees:

Adam Blumenfeld Age: 38 Director since January 2000 No Board Committees	Mr. Blumenfeld is the Company’s Chairman of the Board and Chief Executive Officer. Mr. Blumenfeld served as President of the Company from January 2000 until being appointed Chief Executive Officer on November 13, 2006. Mr. Blumenfeld has served as Chairman of the Board since July 1, 2007. Prior to joining the Company in January 2000, Mr. Blumenfeld served as Vice President of Sales and Marketing from 1996 to 1999 and Director of Youth Sales from 1993 to 1996 for a company that became a subsidiary of the Company in July 2005 and was also called Sport Supply Group, Inc., and such company was merged with and into the Company on June 30, 2007 (“Old SSG”).

Jeff Davidowitz Age: 52 Director since June 1998 Board Committees: Audit, Nominating and Compensation	Mr. Davidowitz is the President of Penn Footwear, a private investment company and has served in that capacity since 1991. Mr. Davidowitz is independent, as defined by the rules of The Nasdaq Stock Market.

Richard Ellman Age: 37 Director since November 2007 Board Committees: Audit, Nominating and Compensation	Mr. Ellman is a partner in the private equity firm Aldus Equity and has served in that capacity since December 2004. From May 2004 to December 2004, Mr. Ellman served as a business manager in the strategic sourcing group of Frito Lay North America. From 2000 to 2003, Mr. Ellman served as Co-Founder, Co-Chief Executive Officer and President of Vizor Group, Inc., a venture capital-backed financial services corporation providing technology solutions to the retail, restaurant and hospitality sectors. In addition, Mr. Ellman earned his M.B.A. in 2004 and his J.D. in 1997. Mr. Ellman is independent, as defined by the rules of The Nasdaq Stock Market.

William M. Lockhart Age: 39 Director since April 2008 No Board Committees	Mr. Lockhart is a Principal and Portfolio Manager at Carlson Capital, L.P., a multi-strategy investment firm which is an affiliate of the Company. Prior to joining Carlson Capital in 2006, Mr. Lockhart was the founder and president of Lockhart Capital Management, L.P., a $100 million equities-focused investment firm. From 1997 to 2002, Mr. Lockhart was a portfolio manager and analyst at HBK Investments, L.P., a multi-strategy investment firm, where he was responsible for investments within the firm’s U.S. event-driven and special situations business. Mr. Lockhart began his career in the Boston and Paris offices of Corporate Decisions, Inc., a growth strategy consulting firm, where he specialized in technology and healthcare engagements with Fortune 500 clients. Mr. Lockhart received his M.B.A. from Harvard Business School and his B.A., summa cum laude, with Distinction in Philosophy from Yale University, where he was a member of Phi Beta Kappa. Mr. Lockhart is independent, as defined by the rules of The Nasdaq Stock Market.

Scott H. Richland Age: 46	Mr. Richland is President of Andell Holdings, LLC, the private investment manager and family office for Andrew Hauptman and Ellen Bronfman Hauptman, and has served in that capacity since 2003. He also serves as President of the Hauptman Family Foundation and Manager of most of Andell’s subsidiary limited liability companies. As President, he manages the family office and is directly responsible for all investment activities of the firm as well as overseeing the family’s other business, personal and philanthropic activities. From 1990 to 2003, Mr. Richland served in various senior management capacities at SunAmerica Inc. (and subsequently AIG SunAmerica and then AIG

Investment Corp.), including Senior Vice President and Treasurer; Senior Vice President, Human Resources; Executive Vice President, Annuity Service Operations; Managing Director, High Yield Investments; and finally as Managing Director, Corporate Finance and Managing Director, Workouts and Restructurings. Prior to AIG/SunAmerica, Mr. Richland served as Director of Corporate Development for Norman Lear’s Act III Communications and spent two years as a Senior Account Officer in Citicorp North America’s leveraged buy-out financing group. Mr. Richland received his M.B.A. from Stanford University and his B.A., cum laude, in political science from the University of California at Los Angeles. He currently serves on, or acts as an observer on, the boards of directors of Storage Mobility, Bagster USA, Vantage Media and the Chicago Fire Major League Soccer Team. Mr. Richland is independent, as defined by the rules of The Nasdaq Stock Market.

William H. Watkins, Jr. Age: 66 Director since February 1998 Board Committees: Audit, Nominating and Compensation	Mr. Watkins is a partner in the public accounting firm of Watkins Uiberall, PLLC, CPAs and has served in that capacity since 1971. Since 1994, Mr. Watkins has also served as a member of the Tennessee Board of Regents and as the Chairman of the Board of Regents’ Audit Committee. From July 2001 to June 2005, he served as Chairman of the Board of Regents’ Finance and Administration Committee and Chairman of Finance and Administration from July 2001 to June 2005. From July 2003 to June 2005, he also served as the Chairman of the Board of BKR International’s Americas region. Mr. Watkins also serves as a director of Strategic Resource Management, Inc. and serves on the Board of Visitors of the University of Memphis. The Board has previously determined that Mr. Watkins is an “audit committee financial expert,” as such term is defined in Item 407(d)(5)(ii) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and is independent, as defined by the rules of The Nasdaq Stock Market.
Information Concerning Executive Officers
Background information about the Company’s executive officers who are not directors is set forth below:

Terrence M. Babilla Age: 46	Mr. Babilla is the Company’s President, Chief Operating Officer, General Counsel and Secretary.

Mr. Babilla has served as the Company’s President since November 13, 2006 and as the Company’s Chief Operating Officer, General Counsel and Secretary since July 1, 2007. From July 1999 to June 30, 2007, Mr. Babilla served as Chief Operating Officer, General Counsel and Secretary of Old SSG. In addition, Mr. Babilla served as President of Old SSG from July 2005 until June 30, 2007.

Kurt Hagen Age: 40	Mr. Hagen is the Company’s Executive Vice President, Sales & Marketing and has served in that capacity since January 2006. From October 2004 to December 2005, Mr. Hagen served as the President and Founder of Grill Pod, L.P. and from 1992 to 2004 as Vice President Sales/Private Label of Fossil, Inc.

Tevis Martin Age: 52	Mr. Martin is the Company’s Executive Vice President, U.S. Operations and has served in that capacity since July 2005. From December 2004 to June 2005, Mr. Martin served as the Company’s Director, U.S. Operations. From 2000 to 2004, Mr. Martin served as a Senior Vice President of Telogy, Inc.

John Pitts Age: 43	Mr. Pitts is the Company’s Chief Financial Officer and has served in that capacity since September 28, 2007. From July 2, 2007 to September 27, 2007, Mr. Pitts served as the Company’s Senior Vice President-Finance. From 2001 to June 2007, Mr. Pitts worked at Horizon Health Corp., serving as Vice President-Finance from 2001 to 2004 and as Chief Financial Officer from 2004 to June 2007.

Board Committees
     The Board maintains three standing committees: Audit, Nominating and Compensation.
     Audit Committee. The Audit Committee consists of Messrs. Davidowitz, Ellman and Watkins, each of whom satisfies the independence requirements under the current standards imposed by the rules of the SEC and The Nasdaq Stock Market. The Board has previously determined that Mr. Watkins is an “audit committee financial expert,” as such term is defined in Item 407(d)(5)(ii) of Regulation S-K promulgated under the Exchange Act.
     The Audit Committee functions pursuant to a written charter adopted by the Board, pursuant to which it has been granted the responsibilities and authority necessary to comply with Rule 10A-3 of the Exchange Act. You can find a copy of the Audit Committee Charter on the Company’s website, http://www.sportsupplygroup.com. The Audit Committee is appointed by the Board to assist the Board with a variety of matters described in the charter, which include monitoring (i) the integrity of the financial statements of the Company, (ii) the independent auditor’s qualifications and independence, (iii) the performance of the Company’s internal audit function and independent auditors, (iv) the compliance by the Company with legal and regulatory requirements and (v) the Company’s systems of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established. The Audit Committee works closely with management as well as the Company’s independent auditors. The Audit Committee has the authority to obtain advice and assistance from, and receive appropriate funding from the Company for, outside legal, accounting or other advisors as the Audit Committee deems necessary to assist it in the performance of its functions. Mr. Watkins is the Chairman of the Audit Committee. You can find the formal report of the Audit Committee with respect to fiscal 2008 under “—Audit Committee Report.”
     Nominating Committee. The Nominating Committee consists of Messrs. Davidowitz, Ellman and Watkins, each of whom satisfies the independence requirements under the current standards imposed by the rules of The Nasdaq Stock Market. The primary responsibilities of the Nominating Committee are to (i) determine the slate of director nominees for election to the Board and (ii) identify and recommend candidates to fill vacancies occurring between annual stockholder meetings. The Nominating Committee has the authority to obtain advice and assistance from, and receive appropriate funding from the Company for, outside legal, accounting or other advisors as the Nominating Committee deems necessary to assist it in the performance of its functions. Mr. Davidowitz is the Chairman of the Nominating Committee. The specific responsibilities and functions of the Nominating Committee are delineated in the Nominating Committee Charter. You can find a copy of the Nominating Committee Charter on the Company’s website, http://www.sportsupplygroup.com.
     The Nominating Committee does not have specific requirements for eligibility to serve as a director of the Company. However, in evaluating candidates, regardless of how recommended, the Nominating Committee considers whether the professional and personal ethics and values of the candidate are consistent with those of the Company, whether the candidate’s experiences and expertise would be beneficial to the Board in rendering his or her service to the Company, whether the candidate is willing and able to devote the necessary time and energy to the work of the Board and whether the candidate is prepared and qualified to represent the best interests of the Company’s stockholders.
     The Nominating Committee does not have a formal policy regarding the consideration of director nominees recommended by stockholders, as historically the Company has not received such recommendations. However, the Nominating Committee would consider such recommendations if made in the future. Stockholders who wish to make such a recommendation should send the recommendation to Sport Supply Group, Inc., 1901 Diplomat Drive, Farmers Branch, Texas 75234, Attention: Corporate Secretary. The envelope must contain a clear notation that the enclosed letter is a “Director Nominee

Recommendation.” The letter must identify the author as a stockholder, provide a brief summary of the candidate’s qualifications and history and must be accompanied by evidence of the sender’s stock ownership. Such letter must be received within the dates for submission of stockholder proposals, as described under “Additional Information—Proposals of Stockholders” and must comply with any requirements contained in the Company’s Bylaws with respect to director nominations. Any director recommendations will be reviewed by the Corporate Secretary and, if deemed appropriate, forwarded to the Chairman of the Nominating Committee for further review. If the Nominating Committee believes the candidate fits the profile of a director described above, the recommendation will be shared with the entire Board.
     Compensation Committee. The Compensation Committee of the Board consists of Messrs. Davidowitz, Ellman and Watkins, each of whom satisfies the independence requirements under the current standards imposed by the rules of The Nasdaq Stock Market. Mr. Davidowitz is the Chairman of the Compensation Committee.
     The Compensation Committee is responsible for reviewing and approving, on behalf of the Board, the compensation of the Company’s executive officers and senior executives and of the Company’s directors. The specific responsibilities and functions of the Compensation Committee are set forth in the Compensation Committee Charter. You can find a copy of the Compensation Committee Charter on the Company’s website, http://www.sportsupplygroup.com. The Compensation Committee has the authority to obtain advice and assistance from, and receive appropriate funding from the Company for, outside legal, accounting or other advisors as the Compensation Committee deems necessary to assist it in the performance of its functions. The formal report of the Compensation Committee with respect to fiscal 2008 is set forth under “Executive Compensation—Compensation Committee Report.”
Processes and Procedures for Determining Executive and Director Compensation
     The following discussion is intended to illustrate the Company’s typical process and procedures for the consideration and determination of executive and director compensation, rather than to provide a detailed discussion of specific executive and director compensation matters. Such detailed discussion is set forth under “Executive Compensation—Compensation Discussion and Analysis.” From time to time, the Board and/or Compensation Committee may deem additional or different processes and procedures to be appropriate for a particular matter.
     Executive Compensation. As discussed above and as detailed in its charter, the Compensation Committee is responsible for reviewing and approving, on behalf of the Board, the compensation of the Company’s executive officers and senior executives. In general, executive compensation matters can be presented to the Compensation Committee for consideration in one of the following ways: (i) at the request of the Compensation Committee’s Chairman or another member of the Committee, (ii) by the Company’s Chairman of the Board and Chief Executive Officer or (iii) by the Compensation Committee’s outside compensation consultant.
     Also as discussed above and as detailed in its charter, the Compensation Committee has the authority to obtain advice and assistance from, and receive appropriate funding from the Company for, outside legal, accounting and other advisors as the Committee deems necessary to assist it in the performance of its functions. The Compensation Committee has engaged Mercer (US) Inc. (“Mercer”) to assist it with respect to setting compensation for the Company’s executive officers. The Mercer consultant who performs these services reports directly to the Chairman of the Compensation Committee.
     The Compensation Committee has established procedures that it considers adequate to ensure that Mercer’s advice to the Compensation Committee remains objective and is not influenced by the

Company’s management. These procedures include a direct reporting relationship of the Mercer consultant to the Compensation Committee; a provision in the Compensation Committee’s engagement letter with Mercer specifying the information, data and recommendations that can and cannot be shared with management; an annual update to the Compensation Committee on Mercer’s financial relationship with the Company, including a summary of any work performed for the Company during the preceding 12 months; and written assurances from Mercer that, within the Mercer organization, the Mercer consultant who performs services for the Company has a reporting relationship and compensation determined separately from Mercer’s other lines of business and from any other work that it may provide for the Company.
     During the course of its engagement, Mercer has:
•	evaluated the competitive positioning of executive officer base salaries, annual incentive and long-term incentive compensation relative to the Company’s broader industry;

•	advised the Compensation Committee on the Chief Executive Officer and other executive officer target award levels within the annual and long-term incentive program and, as needed, on actual compensation actions;

•	provided ongoing advice as needed on the design of Company’s annual and long-term incentive plans;

•	briefed the Compensation Committee on executive compensation trends among the Company’s peers and broader industry;

•	advised the Compensation Committee with regard to executive stock ownership guidelines; and

•	advised the Compensation Committee with regard to market best practices related to change in control agreements.
     In the course of conducting its activities, Mercer has attended meetings of the Compensation Committee by telephone and presented its findings and recommendations for discussion. With the consent of the Chairman of the Compensation Committee, Mercer has, from time to time, consulted the Company’s executive officers for information necessary to complete its assignment and may make reports and presentations to and on behalf of the Compensation Committee that the executive officers also receive. All decisions with respect to determining the actual amount or form of executive compensation under the Company’s executive compensation programs are ultimately made by the Compensation Committee and may reflect factors and considerations other than the information and advice provided by Mercer.
     In addition to engaging a compensation consultant as discussed above, the Compensation Committee regularly seeks the opinions and recommendations of the Company’s Chairman of the Board and Chief Executive Officer with respect to the compensation of the Company’s executives other than himself. Mr. Blumenfeld may attend Compensation Committee meetings in connection with this advisory role. With respect to the compensation of Mr. Blumenfeld, the Compensation Committee independently reviews and makes decisions regarding such compensation.
     Together with Mr. Blumenfeld, Mercer and any counsel or other advisors deemed appropriate by the Compensation Committee, the Compensation Committee typically reviews and discusses the particular executive compensation matter presented and approves it if it is determined by the

Compensation Committee to meet the Company’s compensation objectives and be appropriate and in the best interests of the Company and its stockholders.
     Director Compensation. As discussed above and as detailed in its charter, the Compensation Committee is also responsible for reviewing and approving, on behalf of the Board, the compensation of the Company’s directors. The Compensation Committee also engaged Mercer to assist it in reviewing the Company’s director compensation program. Following any recommendation by its outside compensation consultant, the Compensation Committee will consider and formally approve amendments to the Company’s director compensation program if deemed appropriate and in the best interests of the Company and its stockholders.
     To the extent permitted by applicable law, the Compensation Committee may delegate its authority with respect to executive and director compensation matters to any subcommittee or individual member(s) of the Compensation Committee as it deems appropriate.
Compensation Committee Interlocks and Insider Participation
     Messrs. Davidowitz, Ellman and Watkins, the members of the Compensation Committee, are not officers or employees, or former officers or employees, of the Company or any of its subsidiaries. No interlocking relationship exists between the members of the Board or the Compensation Committee and the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past.
Meetings and Attendance
     During fiscal 2008, the full Board met eight times, the Audit Committee met six times, the Compensation Committee met six times and the Nominating Committee met two times. Each director attended at least 75% of the meetings of the full Board and the meetings of the committees on which he served that were held during the period for which he was a director. Directors are encouraged, but are not required, to attend the Company’s annual meetings of stockholders. All members of the Board attended the Company’s fiscal 2008 annual meeting of stockholders.
Communications with the Board
     Stockholders who wish to communicate with the Board or a particular director may send such communication to Sport Supply Group, Inc., 1901 Diplomat Drive, Farmers Branch, Texas 75234, Attention: Corporate Secretary. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Stockholder-Board Communication” or “Stockholder-Director Communication.” Any such letter must identify the author as a stockholder and must clearly state whether the intended recipients are all members of the Board or just certain specified individual directors. The Secretary will then review such correspondence and forward it to the Board, or to the specified director, if appropriate.
Code of Ethics
     The Board adopted a Code of Ethics on September 22, 2003 that applies to all of the Company’s officers, directors and employees, including the Company’s principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. You can find a copy of the Company’s Code of Ethics on the Company’s website, http://www.sportsupplygroup.com. In addition, in accordance with the SEC’s rules, the Company currently intends to disclose amendments to, or waivers from, provisions of its Code of Ethics by posting such information on its website, http://www.sportsupplygroup.com.

Audit Committee Report
     The following Audit Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filings of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Audit Committee Report by reference therein, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934.
     The Audit Committee assists the Board in fulfilling its oversight responsibilities relating to the Company’s financial reporting process and the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the outside auditors’ performance, qualifications and independence, and the performance of the Company’s internal audit function. The Audit Committee has the authority to obtain advice and assistance from outside legal, accounting or other advisors as the Audit Committee deems necessary to carry out its duties and to receive appropriate funding, as determined by the Audit Committee, from the Company for such advice and assistance.
     The Company’s management has primary responsibility for preparing the Company’s consolidated financial statements and the Company’s financial reporting process. The Company’s independent registered public accounting firm, Grant Thornton LLP, is responsible for expressing an opinion on the conformity of the Company’s audited consolidated financial statements to accounting principles generally accepted in the United States of America.
     In fulfilling its oversight responsibilities, the Audit Committee hereby reports as follows:
     1. The Audit Committee has reviewed and discussed the audited consolidated financial statements of the Company for the fiscal year ended June 30, 2008 with the Company’s management and its independent registered public accounting firm, Grant Thornton LLP;
     2. The Audit Committee has discussed with Grant Thornton LLP the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standard, AU 380) and SAS 99 (Consideration of Fraud in a Financial Statement Audit);
     3. The Audit Committee has received the written disclosures and the letter from Grant Thornton LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committee) and has discussed with Grant Thornton LLP the independence of Grant Thornton LLP; and
     4. In reliance on the review and discussion referred to in sections (1) through (3) above and such other review as they deemed appropriate, the Audit Committee recommended to the Board that the audited consolidated financial statements of the Company for the fiscal year ended June 30, 2008 be included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2008 for filing with the SEC.

Members of the Audit Committee:
Jeff Davidowitz
Richard Ellman
William H. Watkins, Jr., Chairman
October 8, 2008

ITEM NO. 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
     Subject to stockholder ratification, upon the recommendation of the Audit Committee, the Board has appointed Grant Thornton LLP as the Company’s independent registered public accounting firm for the 2009 fiscal year ending June 30, 2009.
     A representative of Grant Thornton LLP is expected to be present at the Annual Meeting and will be given an opportunity to make a statement if he or she so chooses and will be available to respond to appropriate questions.
     The Board considers Grant Thornton LLP to be well qualified and recommends that the stockholders vote FOR ratification of its appointment as the independent registered public accounting firm for the Company for fiscal 2009.
     The submission of this matter for approval by stockholders is not legally required; however, the Board and the Audit Committee believe that such submission is consistent with best practices in corporate governance and is an opportunity for stockholders to provide direct feedback to the Board and the Audit Committee on an important issue of corporate governance. In the event stockholders do not ratify the appointment, the appointment will be reconsidered by the Audit Committee and the Board.
Audit Fees
     Audit fees billed by Grant Thornton LLP for the audit of the Company’s annual financial statements included in the Company’s Annual Report on Form 10-K for the fiscal years ended June 30, 2008 and June 30, 2007, and Grant Thornton LLP’s review of the Company’s interim financial statements included in the Company’s quarterly reports on Form 10-Q during the fiscal years ended June 30, 2008 and June 30, 2007, totaled approximately $453,085 and $839,000, respectively. Approximately $444,000 of the total fiscal 2007 audit fees were incurred as a result of the Company’s implementation of Section 404 of the Sarbanes-Oxley Act of 2002.
Audit-Related Fees
     The aggregate fees billed by Grant Thornton LLP for assurance and related services that were reasonably related to the performance of the audit or review of the Company’s financial statements and that were not discussed under “—Audit Fees” totaled approximately $10,225 for fiscal 2008 and $22,000 for fiscal 2007. The audit-related fees for fiscal 2008 and fiscal 2007 were primarily incurred in connection with consultation on various accounting and system conversion topics as well as the filing of the Company’s registration statements on Forms S-3 and S-8.
Tax Fees
     The aggregate fees billed by Grant Thornton LLP for professional services rendered for tax compliance, tax advice and tax planning were approximately $70,240 for fiscal 2008 and $169,000 for fiscal 2007 and consisted primarily of fees incurred in connection with the preparation of the Company’s federal and state income tax returns for such periods.
All Other Fees
     Grant Thornton LLP did not bill for any products or services other than the services described under “—Audit Fees,” “—Audit-Related Fees” and “—Tax Fees” for fiscal 2008 and fiscal 2007.

Audit Committee Pre-Approval Policies
     During fiscal 2004, the Audit Committee adopted a policy governing the pre-approval of all audit and permitted non-audit services performed by the Company’s independent auditors in order to ensure the provision of such services does not impair the auditors’ independence from the Company and its management. Unless a type of service to be provided by the Company’s independent auditors has received general pre-approval, it will require specific pre-approval by the Audit Committee. Any proposed services in excess of pre-approved fee levels will require specific pre-approval by the Audit Committee. In all pre-approval instances, the Audit Committee will consider whether such services are consistent with SEC rules on auditor independence.
     In its pre-approval policy, the Audit Committee has designated specific services that have the pre-approval of the Audit Committee (each of which is subject to pre-approved fee levels) and has classified these pre-approved services into one of four categories: Audit, Audit-Related, Tax and All Other. The term of any pre-approval is twelve months from the date of such pre-approval, unless the Audit Committee specifically provides for a different period. The Audit Committee will review the list of pre-approved services from time to time, based on subsequent determinations. Pre-approved fee levels for all services to be provided by the independent auditors will be established periodically from time to time by the Audit Committee. Any proposed services in excess of pre-approved cost levels will require specific pre-approval by the Audit Committee.
     Pursuant to its pre-approval policy, the Audit Committee may delegate its authority to grant pre-approvals to one or more of its members and has currently delegated this authority to its Chairman. The decisions of the Chairman (or any other member(s) to whom such authority may be delegated) to grant pre-approvals must be presented to the full Audit Committee at its next scheduled meeting. The Audit Committee may not delegate its responsibilities to pre-approve services to management.

EXECUTIVE COMPENSATION
     This section sets forth certain information pertaining to the compensation of the Chief Executive Officer, the Chief Financial Officer and the Company’s three most highly compensated executive officers other than the Chief Executive Officer and the Chief Financial Officer for the fiscal year ended June 30, 2008, and the Company’s former Chief Financial Officer, William R. Estill, who served in such capacity until September 28, 2007 (the “Named Executive Officers”).
Compensation Discussion and Analysis
     The Company’s last completed fiscal year was fiscal 2008, which ran from July 1, 2007 through June 30, 2008. Therefore, the focus of this “Compensation Discussion and Analysis” is on fiscal 2008 executive compensation. However, compensation decisions and actions regarding executive compensation taken after June 30, 2008 are also discussed herein as they may affect a reader’s understanding of the Company’s current compensation programs and policies.
     The Compensation Committee has responsibility for reviewing and approving, on behalf of the Board, the compensation of the Company’s executive officers and senior executives. As discussed in greater detail under “Processes and Procedures for Determining Executive and Director Compensation,” to assist it in fulfilling this responsibility, the Compensation Committee has retained Mercer to provide information, analyses and advice regarding executive compensation matters. However, all decisions with respect to determining the actual amount or form of executive compensation under the Company’s executive compensation program are ultimately made by the Compensation Committee and may reflect factors and other considerations in addition to the information and advice provided by Mercer, such as an evaluation of prior awards to an individual, the individual’s performance and level and scope of responsibility within the organization, Company performance and market conditions.
Objectives of the Executive Compensation Program
     The objectives of the Company’s executive compensation program are to (1) attract, retain and motivate highly-talented individuals; (2) reflect the value of each individual’s job in the marketplace and remain competitive with the pay of other premier employers who compete with the Company for talent; and (3) foster long-term focus on stockholder value creation through the award of equity-based compensation that further aligns the interests of the Company’s executives with those of its stockholders. These objectives are designed to reward past individual performance, level and scope of job responsibility and experience, and an individual’s ability to influence the Company’s future performance.
Market Reference
     The Compensation Committee targets total direct compensation for each of the Named Executive Officers other than Mr. Babilla at market median. Because Mr. Babilla performs multiple roles within the organization — President, Chief Operating Officer, General Counsel and Secretary — the Compensation Committee has determined that it is appropriate for his compensation to be positioned approximately 20% higher than the market median for chief operating officers.
     With respect to the fiscal 2008 executive compensation review, and due to the difficulties associated with determining a broad enough peer group of companies within the Company’s industry due in large part to the Company’s acquisition of several of its peers in recent years, Mercer presented the Compensation Committee with general industry survey data for companies with revenues similar to those of the Company, as opposed to custom peer group compensation data. Competitive data sources included published survey data from Mercer, including the 2006 Mercer Long-Term Incentive and Equity Survey, and other survey sources. Fiscal 2008 pay adjustments approved by the Compensation Committee positioned the compensation of the Named Executive Officers closer to the median (and to the desired premium for Mr. Babilla) of the survey benchmarks used, with the anticipation that further adjustments to bring compensation levels to the market median would be made in fiscal 2009 in an effort to give the Company more time to absorb the additional costs associated therewith.
     With respect to the fiscal 2009 executive compensation review, Mercer collected total direct compensation data (including base salary, target short-term incentive opportunity, target total cash, long-term incentive value, total direct compensation and perquisites) from the following sources for companies across all industries that generate revenues similar to those of the Company, and presented such data to the Compensation Committee: (i) Mercer’s Proxy Compensation Database, its proprietary database that houses compensation data for the top five executives of public companies disclosed in public filings, (ii) the 2007 Mercer Americas Executive Remuneration Database and (iii) Mercer’s long-term incentive interpolation tool, which uses grant data gathered in the 2007 survey cycles from all Mercer U.S. surveys to develop long-term incentive values as a percentage of base salary. Fiscal 2009 pay adjustments approved by the Compensation Committee positioned the compensation of the Named Executive Officers in line with the market median (and with the desired premium for Mr. Babilla).
Elements of the Executive Compensation Program
     The elements of the Company’s executive compensation program are as follows:
•	Cash compensation in the form of base salary and short-term bonus incentive compensation;

•	Long-term equity-based compensation;

•	Perquisites for Messrs. Blumenfeld and Babilla; and

•	Other components of compensation available generally to salaried employees of the Company.
     Base Salary. The Compensation Committee believes that it is important that a portion of each executive’s compensation be provided in a fixed amount of cash. As such, the Compensation Committee view base salary as a key element of overall compensation and considers base salaries annually. Base salaries for each of the Named Executive Officers were increased for fiscal 2008 as part of the Compensation Committee’s overall goal of bringing total compensation closer to the market median and in an effort to reward each executive’s individual performance during fiscal 2007. Mr. Pitts joined the Company at the start of fiscal 2008 and was promoted to Chief Financial Officer on September 28, 2007. Upon joining the Company and in contemplation of his succession as Chief Financial Officer, Mr. Pitts’s base salary was set at $250,000, which approximated the median base salary for chief financial officers of similarly sized companies according to the market survey data provided by Mercer.
     Base salaries for the Named Executive Officers were as follows for fiscal 2008:

Named Executive Officer	Fiscal 2008 Base Salary
Adam Blumenfeld	$400,000
John Pitts	$250,000
Terrence M. Babilla	$375,000
Tevis Martin	$200,000
Kurt Hagen	$210,000
     In continuation of the Compensation Committee’s objective to align executive compensation with market median levels, the Compensation Committee commissioned Mercer to review the Company’s fiscal 2008 executive compensation program in light of updated market data and the changes made in fiscal 2008 to the compensation of the Named Executive Officers. The overall findings of this study indicated that pursuant to the 2008 pay adjustments, executive pay levels generally continued to lag the median. As such, fiscal 2009 base salaries for the Named Executive Officers were increased as follows:

Named Executive Officer	Fiscal 2009 Base Salary
Adam Blumenfeld	$450,000
John Pitts	$275,000
Terrence M. Babilla	$415,000
Tevis Martin	$225,000
Kurt Hagen	$225,000
     Short-Term Bonus Incentive Compensation. The Compensation Committee also believes it is important that a substantial portion of each executive’s cash compensation be tied to Company performance. Fiscal 2008 and fiscal 2009 bonus opportunities were set as a percentage of the Named Executive Officers’ base salaries that reflect the Compensation Committee’s determination of the appropriate portion of total cash compensation that should be tied to specific performance goals for each such executive and that reflect the Compensation Committee’s philosophy that total direct compensation for the Named Executive Officers should target market median.
     Fiscal 2008 and fiscal 2009 target bonus opportunities for the Named Executive Officers are as follows:

	Fiscal 2008 Target	Fiscal 2009 Target
Named Executive Officer	Bonus Percentage	Bonus Percentage
Adam Blumenfeld	50%, or $200,000	65%, or $292,500
John Pitts	35%, or $87,500	55%, or $151,250
Terrence M. Babilla	40%, or $150,000	65%, or $269,750
Tevis Martin	30%, or $60,000	40%, or $90,000
Kurt Hagen	30%, or $63,000	40%, or $90,000
     Performance goals for the annual incentive program are established at the start of each fiscal year. Management first develops and presents a business plan for the upcoming fiscal year to the full Board for review and approval. The business plan includes an EBITDA (earnings before interest, taxes, depreciation and amortization) goal for the Company that is used by the Board and management as the primary measure to assess the Company’s performance relative to plan. The business plan also includes EBIT (earnings before interest and taxes) goals for each of the Company’s Road Sales and Catalog divisions. The goals reviewed and approved by the full Board in the business plan are those used by the Compensation Committee in establishing performance targets under the annual incentive program because the Compensation Committee believes that it is important for the Company’s operational goals for a given fiscal year to be consistent with those used to incentivize the Company’s executives. Performance goals differ by executive based on the Compensation Committee’s evaluation of what aspect of Company performance each individual has the ability to impact. For example, Messrs. Blumenfeld, Pitts and Babilla are each in a position to impact the Company’s overall performance and capital investment decisions; therefore their bonus is based on Company EBITDA. In contrast, Mr. Martin is in a position to directly impact the performance of the Company’s Road Sales division; therefore his bonus is based on Road Sales EBIT, while Mr. Hagen is in a position to directly impact the performance of the Company’s Catalog division; therefore his bonus is based on Catalog EBIT.
     Performance goals under the fiscal 2008 and fiscal 2009 bonus programs are as follows:

	Fiscal 2008 Bonus Performance	Fiscal 2009 Bonus Performance
Named Executive Officer	Goal	Goal
Adam Blumenfeld, John Pitts and Terrence M. Babilla	$22.3 million in Company EBITDA (representing a 34.3% increase over fiscal 2007 actual performance)	$27.2 million in Company EBITDA (representing a 15.4% increase over fiscal 2008 actual performance)

Tevis Martin	$7.14 million in Road Sales EBIT (representing a 91.4% increase over fiscal 2007 actual performance)	$8.1 million in Road Sales EBIT (representing a 23.1% increase over fiscal 2008 actual performance)

Kurt Hagen	$25.0 million in Catalog EBIT (representing a 20.4% increase over fiscal 2007 actual performance)	$28.7 million in Catalog EBIT (representing a 14.3% increase over fiscal 2008 actual performance)
     Under the fiscal 2008 annual incentive program, the amount of bonus that could have been earned by each Named Executive Officer ranged from zero to two times the executive’s target bonus, as detailed in the schedule below. This potential payout range is consistent with the Compensation Committee’s belief that performance above the pre-established performance targets was anticipated to be difficult given the Company’s competitive environment and should therefore be rewarded appropriately. The schedule is for illustrative purposes only and the Named Executive Officers were entitled to payment of bonuses between the thresholds listed below.

Actual Performance Versus Goal	Payout Multiplier
0-79%	0.00
80%	0.50
90%	0.75
100%	1.00
105%	1.25
110%	1.50
115%	1.75
120% or more	2.00
     The Compensation Committee did not exercise discretion in awarding fiscal 2008 bonuses. Fiscal 2008 bonuses were awarded based upon a strict application of the Company’s performance against the pre-established goals and the payout multiplier as follows:

Named Executive Officer	Fiscal 2008 Actual Bonus Payout
Adam Blumenfeld	$250,000
John Pitts	$109,375
Terrence M. Babilla	$187,500
Tevis Martin	$45,000
Kurt Hagen	$63,000
     Under the fiscal 2009 annual incentive program, the amount of bonus that may be earned by each Named Executive Officer will be determined based on the following schedule. The Compensation Committee elected not to cap potential bonus payouts for fiscal 2009 due to its belief that performance above the pre-established performance targets was again anticipated to be difficult given the Company’s competitive environment and its desire to reward extraordinary performance with similar payment opportunities. However, while fiscal 2009 potential bonuses are uncapped, the Compensation Committee did raise the threshold for payment under the annual incentive program from 80% to 86.4%, with fiscal

2008 actual performance levels set as the threshold for payment under the fiscal 2009 bonus program. The schedule is for illustrative purposes only and the Named Executive Officers are entitled to payment of bonuses between the thresholds listed below.

Actual Performance Versus Goal	Payout Multiplier
Less than 86.4%	0.00
86.4%	0.50
100%	1.00
125%	2.00
150%	3.25
175%	4.50
More than 175%	An additional 0.06 for each percentage point exceeding 175%
     Equity Compensation. As described above, one of the primary objectives of the Company’s executive compensation program is to foster long-term focus on stockholder value creation through the award of equity-based compensation that further aligns the interests of the Company’s executives with those of its stockholders. The mix of cash and equity-based awards, as well as the types of equity-based awards granted to the Named Executive Officers, may vary from year to year.
     Each year, the Compensation Committee generally approves an equity award for each Named Executive Officer. The size and structure of the award depends on recommendations from Mercer, as well as the Compensation Committee’s assessment of individual performance and level and scope of responsibility, the value of outstanding equity awards held by each individual and the Compensation Committee’s determination with respect to the appropriate balance between cash and equity compensation. During fiscal 2008, equity awards were made in the form of stock options because the Compensation Committee believes that an emphasis on stock options provides an explicit link to stockholder value creation. The stock options awarded during fiscal 2008 vest and become exercisable in equal installments over three years, expire in ten years and accelerate in the event of a change in control of the Company. The exercise prices of the options awarded during fiscal 2008 are equal to the first sale price of Common Stock on the respective grant dates.
     The Named Executive Officers received the following equity awards during fiscal 2008:

Named Executive Officer	Fiscal 2008 Equity Awards
Adam Blumenfeld	150,000 options
John Pitts	30,000 options
Terrence M. Babilla	130,000 options
Tevis Martin	25,000 options
Kurt Hagen	50,000 options
     During fiscal 2009, equity awards were made in the form of both stock options and restricted stock because the Compensation Committee believes that restricted stock enhances the retentive value of the long-term incentive program. Fiscal 2009 equity awards were set at target percentages of base salary as detailed in the schedule below, 70% of which were awarded in the form of options and 30% of which were awarded in the form of restricted stock. The stock options and restricted stock awarded during fiscal 2009 vest in equal installments over three years and accelerate in the event of a change of control of the Company. The exercise prices of the options awarded during fiscal 2009 are equal to the closing sale price of Common Stock on the grant date, and the options expire in ten years.
     The Named Executive Officers received the following equity awards during fiscal 2009:

Named Executive Officer	Percentage of Base Salary	Fiscal 2009 Equity Awards
Adam Blumenfeld	150%, or $675,000	121,153 options; 20,558 shares of restricted stock
John Pitts	75%, or $206,250	37,019 options; 6,281 shares of restricted stock
Terrence M. Babilla	140%, or $581,000	104,282 options; 17,695 shares of restricted stock
Tevis Martin	50%, or $112,500	20,192 options; 3,426 shares of restricted stock
Kurt Hagen	50%, or $112,500	20,192 options; 3,426 shares of restricted stock
     The number of options awarded to each Named Executive Officer was determined by dividing the desired dollar value of the option award by $3.90 (which was the $9.85 closing price of Common Stock on the July 2, 2008 grant date, multiplied by a Black-Scholes ratio of 39.6%), rounded down to the nearest whole share. The number of shares of restricted stock awarded to each Named Executive Officer was determined by dividing the desired dollar value of the restricted stock award by $9.85 (which was the closing price of Common Stock on July 2, 2008), rounded down to the nearest whole share.
     With respect to the timing of equity awards, the Compensation Committee has historically made equity awards on a discretionary basis at various times throughout the Company’s fiscal year. Some prior awards, such as those made during fiscal 2008 for Messrs. Pitts, Martin and Hagen and those made to each of the Named Executive Officers during fiscal 2009, were made at the start of the Company’s fiscal year. Going forward, the Compensation Committee intends to continue to make equity awards as soon as practicable following the start of each fiscal year. The exercise price of such awards has traditionally been, and will continue to be, set at the fair market price of Common Stock on the date of grant.
     Perquisites. Messrs. Blumenfeld and Babilla are each entitled to receive perquisites provided by or paid for by the Company. These perquisites include automobile allowances and related expenses, as well as memberships in social clubs. The Company provides these perquisites to Messrs. Blumenfeld and Babilla because such perquisites are relatively common for executives in similar positions at other companies and because the Compensation Committee believes that it is advisable for the Company to do the same for recruitment and retention purposes. During fiscal 2008, Messrs. Blumenfeld and Babilla each also received tax gross ups in connection with these perquisites; however, such tax gross ups have been eliminated as of the start of fiscal 2009.
     Other Elements of Compensation. The Company provides certain other forms of compensation and benefits to the Named Executive Officers that are also available to the Company’s salaried employees generally, such as health and retirement benefits. The Compensation Committee has reviewed these other components of compensation and determined that they are reasonable and appropriate.
Change in Control Agreements
     The Compensation Committee believes that well-structured and competitive change in control agreements are important in ensuring that the Company’s executives are willing to actively support a sale transaction that is in the best interest of the Company’s stockholders. As discussed in greater detail under “—Potential Payments upon Termination or Change in Control,” during fiscal 2008, change in control agreements were in effect between the Company and the Named Executive Officers other than Mr. Pitts. These change in control agreements include the following scenarios upon which payment will be made to an executive in connection with the occurrence of a change in control: (i) if the executive’s employment is terminated by the Company without cause, by the executive for good reason, or upon the death or disability of the executive at any time during the six month period prior to a change in control, (ii) if the executive remains employed by the Company as of the six month anniversary of a change in control, or (iii) if the executive’s employment is terminated by the Company without cause, by the executive for good reason or upon the death or disability of the executive prior to the six month anniversary of a change in control, each so long as the Company is not in default of any of its payment obligations under any of its senior debt or subordinated convertible notes at the time of the change in control. The Board selected these triggers for payment because it believed that they would effectively address and protect against the concerns of the Company’s key executives in the event of rumored or actual fundamental corporate changes, thereby best serving the Company and its stockholders by helping to avoid the distraction and loss of key executives in such event.
     On September 29, 2008, upon the recommendation of the Compensation Committee, the Board adopted amended and restated change in control agreements for the Named Executive Officers other than Mr. Pitts, and approved a change in control agreement for Mr. Pitts. The Board adopted the amended and restated change in control agreements and the change in control agreement for Mr. Pitts as part of its ongoing review of the Company’s compensation programs. The amendments to the prior agreements primarily entail changes to bring the agreements into compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), such as modifying the definition of “good reason” to bring it in line with the Section 409A safe harbor definition and other clarifying changes deemed to be appropriate by the Compensation Committee and the Board. The payment triggers in the prior change in control agreements described above remain the same; however, the triggers in Mr. Pitts’s change in control agreement are slightly different than those in the prior agreements. Specifically, Mr. Pitts’s agreement provides that payment will occur if either (i) his employment is terminated by the Company without cause, by him for good reason or upon his death or disability at any time during the six month period prior to a change in control or (ii) his employment is terminated by the Company without cause, by him for good reason or upon his death or disability prior to the twelve month anniversary of a change in control. After consultation with Mercer, the Compensation Committee recommended, and the Board approved, these revised triggers for payment, which it believes are in line with best market practices. Also in line with Mercer’s analysis of best market practices, Mr. Pitts’s severance payment multiplier was set at two times the sum of his highest base salary immediately prior to, or in the one year period prior to, the change in control plus the actual bonus paid to him for the most recently completed fiscal year.
Severance Payment to Mr. William R. Estill
     Mr. Estill served as the Company’s Chief Financial Officer before retiring from the Company on September 28, 2007. In connection with his retirement from the Company, Mr. Estill received a lump sum cash severance payment of $50,000, less applicable taxes and other withholding. The Compensation Committee approved such payment upon consideration of Mr. Estill’s dedicated service to the Company since July 1999 as Chief Financial Officer.
Stock Ownership Guidelines
     In May 2008, the Compensation Committee adopted Stock Ownership Guidelines for the Company’s Named Executive Officers. The Stock Ownership Guidelines encourage ownership of Common Stock at three times each of Messrs. Blumenfeld and Babilla’s annual base salaries at July 1, 2008 and at one times the annual base salaries of the Company’s other Named Executive Officers at July 1, 2008. The executives have five years to attain such stock ownership levels and the Stock Ownership Guidelines will expire upon the occurrence of a change in control of the Company.

Deductibility Cap on Executive Compensation
     Section 162(m) of the Code generally limits to $1,000,000 the federal tax deductibility of compensation paid to the Company’s executive officers but provides an exception to this limitation for certain performance-based compensation. The Company’s general policy is to qualify its incentive compensation programs for full corporate deductibility to the extent feasible and consistent with the Company’s overall compensation goal and to the extent that the compensation of one or more of the Company’s executive officers is expected to exceed $1,000,000. The Company may in the future make payments that are not fully deductible if, in the Compensation Committee’s judgment, such payments are necessary to achieve the Company’s compensation objectives and to protect stockholders’ interests.
Conclusion
     The Compensation Committee believes that the caliber and motivation of all of the Company’s employees, and especially the Company’s executive leadership, are essential to the Company’s performance. The Compensation Committee’s goal is to adopt management compensation programs that contribute to the Company’s ability to differentiate its performance from others in the marketplace. The Compensation Committee believes that the compensation of the Named Executive Officers has been and continues to be consistent with the Company’s compensation philosophy and objectives, and the Compensation Committee will continue to evolve and administer the Company’s compensation programs in a manner that it believes will be in stockholders’ interests and worthy of stockholder support.
Compensation Committee Report
     The following Compensation Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Compensation Committee Report by reference therein, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934.
     The Compensation Committee has reviewed and discussed with management the foregoing Compensation Discussion and Analysis. Based on this review and discussion, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s proxy statement with respect to the Annual Meeting.
Members of the Compensation Committee:
Jeff Davidowitz, Chairman
Richard Ellman
William H. Watkins, Jr.
October 8, 2008

Summary Compensation Table
     The following table presents information concerning compensation earned by the Named Executive Officers for services rendered during fiscal 2008 and fiscal 2007. The Company does not have employment agreements with the Named Executive Officers. Fiscal 2008 compensation for each of the Named Executive Officers consisted of salary, option awards, non-equity incentive plan compensation and all other compensation, which includes the value of perquisites and “gross ups,” as applicable. In proportion to total compensation, salary accounted for approximately 64% and non-equity incentive plan compensation accounted for approximately 28%.

					Non-Equity
	Fiscal			Option	Incentive Plan	All Other
Name and Principal Positions	Year	Salary	Bonus	Awards(1)	Compensation	Compensation		Total
Adam Blumenfeld
Chairman of the Board and	2008	$400,000	—	$13,000	$250,000	$38,375	(2)	$701,375
Chief Executive Officer	2007	$375,000	$100,000	—	—	$22,294	(3)	$497,294

John Pitts
Chief Financial Officer	2008	$250,000	—	$28,500	$109,375	—		$387,875

Terrence M. Babilla
President, Chief Operating Officer, General Counsel and	2008	$375,000	—	$11,267	$187,500	$52,208	(4)	$625,975
Secretary	2007	$350,000	$75,000	—	—	$38,239	(5)	$463,239

Tevis Martin
Executive Vice President,	2008	$200,000	—	$2,375	$45,000	—		$247,375
U.S. Operations	2007	$180,775	$10,000	—	—	$1,400	(6)	$192,175

Kurt Hagen
Executive Vice President,	2008	$209,584	—	$4,750	$63,000	—		$277,334
Sales & Marketing	2007	$200,000	$25,000	—	—	—		$225,000

William R. Estill
Former Chief Financial	2008	$61,250	—	—	—	$50,000	(8)	$111,250
Officer(7)	2007	$245,000	$50,000	—	—	$16,720	(9)	$311,720

(1)	The amounts in this column reflect the dollar amounts recognized for financial statement reporting purposes with respect to fiscal 2008 in accordance with Statement of Financial Accounting Standard No. 123 (revised 2004), Share Based Payment, or SFAS 123R. Any assumptions used in the calculation of these amounts are included in footnote 12 to the Company’s audited financial statements for the fiscal year ended June 30, 2008, which are included in the Company’s Annual Report on Form 10-K filed with the SEC on August 29, 2008.

(2)	This includes (i) executive perquisites consisting of country club membership dues and an auto allowance, neither of which exceeds the greater of $25,000 or 10% of the total amount of perquisites for Mr. Blumenfeld, and (ii) reimbursement for taxes in the amount of $15,907.

(3)	This includes (i) executive perquisites consisting of country club membership dues, an auto allowance and auto insurance, none of which exceeds the greater of $25,000 or 10% of the total amount of perquisites for Mr. Blumenfeld, and (ii) reimbursement for taxes not exceeding $10,000.

(4)	This includes (i) executive perquisites consisting of country club membership dues, an auto allowance, auto insurance and auto expenses, none of which exceeds the greater of $25,000 or 10% of the total amount of perquisites for Mr. Babilla, and (ii) reimbursement for taxes in the amount of $21,640.

(5)	This includes (i) executive perquisites consisting of country club membership dues, an auto allowance, auto insurance and auto expenses, none of which exceeds the greater of $25,000 or 10% of the total amount of perquisites for Mr. Babilla, and (ii) reimbursement for taxes in the amount of $15,850.

(6)	This consists of employer contributions to the Company’s 401(k) plan.

(7)	Mr. Estill served as the Company’s Chief Financial Officer until September 28, 2007.

(8)	This amount represents a lump sum cash severance payment to Mr. Estill in connection with his retirement from the Company on September 28, 2007.

(9)	This includes (i) executive perquisites consisting of an auto allowance, auto insurance and auto expenses, none of which exceeds the greater of $25,000 or 10% of the total amount of perquisites for Mr. Estill, (ii) employer contributions to the Company’s 401(k) plan not exceeding $10,000, and (iii) reimbursement for taxes not exceeding $10,000.
Fiscal 2008 Grants of Plan-Based Awards Table
     The following table presents information concerning grants of plan-based awards made to the Named Executive Officers during fiscal 2008. Grants of plan-based awards made subsequent to June 30, 2008 are discussed in greater detail under “—Compensation Discussion and Analysis.”

									Closing
			Estimated Future Payments			Number of		Exercise	Market
		Date of	Under Non-Equity Incentive Plan			Securities		Price of	Price on	Grant Date
		Compensation	Awards(1)			Underlying		Option	Grant	Fair Value
	Grant	Committee	Minimum	Target	Maximum	Options		Awards	Date	of Option
Name	Date	Action	($)	($)	($)	(#)		($/Sh)(2)	($)	Awards(3)
Adam	—	—	$0	$200,000	$400,000	—		—	—	—
Blumenfeld	09/07/2007	08/28/2007				150,000	(4)	$9.56	$9.64	$468,000
John Pitts	—	—	$0	$87,500	$175,000	—		—	—	—
	07/02/2007	07/02/2007				30,000	(5)	$9.75	$10.05	$102,600
Terrence M.	—	—	$0	$150,000	$300,000	—		—	—	—
Babilla	09/07/2007	08/28/2007				130,000	(4)	$9.56	$9.64	$405,600
Tevis Martin	—	—	$0	$60,000	$120,000	—		—	—	—
	07/02/2007	07/02/2007				25,000	(5)	$9.75	$10.05	$85,500
Kurt Hagen	—	—	$0	$63,000	$126,000	—		—	—	—
	07/02/2007	07/02/2007				50,000	(5)	$9.75	$10.05	$171,100
William R. Estill	—	—	—	—	—	—		—	—	—

(1)	These amounts reflect the minimum, target and maximum amounts that could have been payable to the Named Executive Officers pursuant to the Company’s fiscal 2008 bonus program. Fiscal 2008 bonuses were based on (i) the Company’s achievement of an approved level of EBITDA (earnings before interest, taxes, depreciation and amortization) for fiscal 2008 of $22.3 million for Messrs. Blumenfeld, Pitts and Babilla; (ii) the Company’s Road Sales Group’s achievement of an approved level of EBIT (earnings before interest and taxes) for fiscal 2008 of $7.14 million for Mr. Martin; and (iii) the Company’s Catalog Group’s achievement of an approved level of EBIT for fiscal 2008 of $25.0 million for Mr. Hagen. The bonus amount for each of the Named Executive Officers could have ranged from zero (if less than 80% of the applicable performance goal was achieved) to two times (if 120% or more of the applicable performance goal was achieved). Actual bonuses earned by the Named Executive Officers under the fiscal 2008 bonus program are reported in the “Non-Equity Incentive Plan Compensation” column of the

Summary Compensation Table and are as follows: (i) Mr. Blumenfeld earned $250,000; (ii) Mr. Pitts earned $109,375; (iii) Mr. Babilla earned $187,500; (iv) Mr. Martin earned $45,000; and (v) Mr. Hagen earned $63,000.

(2)	The exercise prices of the options awarded during fiscal 2008 were based on the first sale price of Common Stock on the date of grant.

(3)	The amounts in this column reflect the grant date fair value of the option awards computed in accordance with SFAS 123R. Any assumptions used in the calculation of these amounts are included in footnote 12 to the Company’s audited financial statements for the fiscal year ended June 30, 2008, which are included in the Company’s Annual Report on Form 10-K filed with the SEC on August 29, 2008.

(4)	The options vest in equal installments over three years beginning on July 1, 2008.

(5)	The options vest in equal installments over three years beginning on July 2, 2008.
Outstanding Equity Awards at 2008 Fiscal Year-End
     The following table presents information concerning the outstanding equity awards held by the Named Executive Officers at June 30, 2008. Equity awards made subsequent to June 30, 2008 are discussed in greater detail above under “—Compensation Discussion and Analysis.”

	Option Awards
	Number of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised	Unexercised
	Options	Options	Option Exercise
	(#)	(#)	Price	Option Expiration
Name	Exercisable	Unexercisable	($)	Date
Adam Blumenfeld	20,000	—	$6.125	08/15/2010
	25,000	—	$3.890	05/08/2011
	25,000	—	$4.900	07/25/2012
	25,000	—	$6.080	06/24/2013
	20,000	—	$9.460	05/21/2014
	—	150,000 (1)	$9.560	09/07/2017
John Pitts	—	30,000 (2)	$9.750	07/02/2017
Terrence M. Babilla	—	130,000 (1)	$9.560	09/07/2017
Tevis Martin	100,000	—	$14.340	12/01/2014
	25,000	—	$13.300	12/08/2014
	—	25,000 (2)	$9.750	07/02/2017
Kurt Hagen	—	50,000 (2)	$9.750	07/02/2017
William R. Estill	20,000	—	$6.125	08/15/2010
	20,000	—	$6.080	06/24/2013
	10,000	—	$9.460	05/21/2014

(1)	The options vest in equal installments over three years beginning on July 1, 2008.

(2)	The options vest in equal installments over three years beginning on July 2, 2008.

Potential Payments upon Termination or Change in Control
Change in Control Agreements
     There were no employment agreements in effect during fiscal 2008, and the Named Executive Officers are not covered under any general severance plan of the Company. As of June 30, 2008, the Company had change in control agreements in place with its Named Executive Officers (other than Mr. Estill and Mr. Pitts). Mr. Estill’s change in control agreement with the Company terminated, without payment thereunder, on September 28, 2007 when he retired from his position as the Company’s Chief Financial Officer. Please see “—Severance Payment to William R. Estill.” On October 1, 2008, Mr. Pitts entered into a change in control agreement with the Company; however, he was not a party to a change in control agreement with the Company during fiscal 2008. Please see "—Compensation Discussion and Analysis—Change in Control Agreements with the Named Executive Officers” for additional information regarding the terms of Mr. Pitts’s change in control agreement.
     The change in control agreements in effect during fiscal 2008 provide that a Named Executive Officer will be entitled to receive a severance payment if (i) the Named Executive Officer’s employment with the Company is terminated by the Company without cause, by the Named Executive Officer for good reason or upon the death or disability of the Named Executive Officer at any time during the six month period prior to a change in control, (ii) the Named Executive Officer remains employed by the Company on the six month anniversary of the occurrence of a change in control, or (iii) the Named Executive Officer’s employment with the Company is terminated by the Company without cause, by the Named Executive Officer for good reason or upon the death or disability of the Named Executive Officer at any time during the six month period following a change in control. If a severance payment becomes due, payment will be made by the Company in a lump sum on the next business day following the event triggering the payment, and will be in an amount equal to the product of (i) the multiplier specified in the table below for each Named Executive Officer and (ii) the sum of (a) the higher of (1) the Named Executive Officer’s then current annual base salary or (2) the Named Executive Officer’s highest base salary with the Company or any of its subsidiaries in effect during the one year period before the change in control of the Company and (b) the bonus (as reported in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table), if any, paid to the Named Executive Officer by the Company or any of its subsidiaries for the most recently completed fiscal year; provided that no severance payment shall be made to any Named Executive Officer if the Company is in default of any of its payment obligations under any of its senior debt or subordinated convertible notes at the time of the change in control.

Named Executive Officer	Severance Payment Multiplier
Adam Blumenfeld	2.99 times
Terrence M. Babilla	2.99 times
Tevis Martin	1 times
Kurt Hagen	1 times
     For purposes of the change in control agreements, the following terms have been given the meanings specified below:
     (i) “cause” means the conviction of the Named Executive Officer of a felony, an act or acts of personal dishonesty taken by the Named Executive Officer and intended to result in his substantial personal enrichment at the Company’s expense, or repeated violations of covenants made by the Named

Executive Officer in the change in control agreement that are demonstrably willful and deliberate and that are not remedied within a reasonable period of time after receipt of written notice from the Company.
     (ii) “change in control” means the occurrence of any of the following events at any time while the Named Executive Officer is employed by the Company:
•	the acquisition by any person of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, of shares of capital stock of the Company entitling such person to exercise 40% or more of the total voting power of all shares of capital stock of the Company entitled to vote generally in the election of directors, other than any such acquisition by (a) Michael J. Blumenfeld or any other syndicate or group that includes Michael J. Blumenfeld as a member, (b) the Company or (c) any subsidiary or any employee benefit plan of the Company, and during any period of two consecutive years, individuals who at the beginning of such period constituted the board of directors (together with any new directors whose election to the board of directors, or whose nomination for election by the stockholders of the Company, was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously approved) cease for any reason to constitute a majority of the board of directors then in office; or

•	the acquisition by any person of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, of shares of capital stock of the Company entitling such person to exercise 50% or more of the total voting power of all shares of capital stock of the Company entitled to vote generally in the election of directors, other than any such acquisition by (a) Michael J. Blumenfeld or any other syndicate or group that includes Michael J. Blumenfeld as a member, (b) the Company or (c) any subsidiary or any employee benefit plan of the Company; or

•	any consolidation of the Company with, or merger of the Company into, any other person, any merger of another person into the Company, or any conveyance, sale, transfer or lease or disposal of all or substantially all of the assets of the Company to another person (other than (a) any such transaction (x) involving a merger or consolidation that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of capital stock of the Company (other than any reclassification, conversion, exchange or cancellation of outstanding shares of capital stock of the Company solely for shares of publicly traded common stock listed on The NASDAQ Global Market or on an established national securities exchange or automated over-the-counter trading market in the United States) and (y) pursuant to which the holders of 50% or more of the total voting power of all shares of the Company’s capital stock entitled to vote generally in the election of directors immediately prior to such transaction have the entitlement to exercise, directly or indirectly, more than 50% of the total voting power of all shares of capital stock entitled to vote generally in the election of directors of the continuing or surviving corporation immediately after such transaction or (b) any transaction that is effected solely to change the jurisdiction of incorporation of the Company and results in a reclassification, conversion or exchange of outstanding shares of common stock solely into shares of common stock).
     Following the amendment and restatement of the change in control agreements in October 2008, this definition has been modified to remove the exclusion for acquisition by Michael J. Blumenfeld to reflect the fact that he sold substantially all of his capital stock in the Company after the original change in control agreements were entered into.
     (iii) “disability” means the Named Executive Officer’s incapacity due to physical or mental illness that prevents him from engaging in the full-time performance of his duties for a period of 60 consecutive days or for 90 days in any 360-day period and, within 30 days after receipt of notice from the Company, the Named Executive Officer has not returned to the full-time performance of his duties.
     (iv) “good reason” means, without the Named Executive Officer’s consent and other than an isolated, insubstantial and inadvertent action not taken in bad faith, (a) a material diminution in the executive’s position, authority, duties or responsibilities, (b) a reduction in the Named Executive Officer’s base salary below the highest base salary in effect at any time within the 12 months preceding a change in control, (c) the Company’s failure to continue the Named Executive Officer’s participation in any compensation plan on a basis not materially less favorable in terms of the amount of benefits and level of participation relative to similarly situated employees, or (c) relocation of the Named Executive Officer to an office or location more than 50 miles from the location at which the Named Executive Officer was stationed immediately prior to the change in control. Following the amendment and restatement of the change in control agreements in October 2008, this definition has been modified to comply with the Section 409A safe harbor definition of good reason.
     If any payments or benefits to be received by a Named Executive Officer in connection with a change in control are deemed to be a parachute payment that would be nondeductible by the Company under Section 280G of the Code, the amount of the severance payment paid to the Named Executive Officer under the change in control agreement will be reduced so that no such payments or benefits to the Named Executive Officer will be nondeductible by the Company because of Section 280G of the Code. If a severance payment is made, a Named Executive Officer agrees not to compete with the Company for a period of one year following the termination of the Named Executive Officer’s employment with the Company for any reason. The change in control agreements also contain confidentiality provisions pursuant to which each Named Executive Officer agrees not to disclose the Company’s confidential information. In the event of a breach of the non-compete or confidentiality covenants, a Named Executive Officer may be terminated for cause (provided the breach is demonstrably willful and deliberate and not remedied within a reasonable period of time). The agreements do not prohibit the waiver of a breach of these covenants.
     The Company has also awarded stock options to its Named Executive Officers that, pursuant to the terms of the Company’s long-term incentive plan and the option agreements under which such stock options were awarded, become fully vested and exercisable upon the occurrence of a change in control. For these purposes, the term “change in control” means the occurrence of one of the following events: (i) any person or related group of persons directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of securities possessing more than 50% of the total combined voting power of the Company’s outstanding securities, (ii) a merger or consolidation occurs in which the Company is not the surviving entity, or any reverse merger in which the Company is the surviving entity but in which securities possessing more than 50% of the total combined voting power of the Company’s outstanding securities are transferred to holders different from those who held such securities immediately prior to such merger, or (iii) all or substantially all of the Company’s assets are sold or transferred other than in connection with an internal reorganization of the Company. The vesting of stock options does not accelerate in any circumstances upon a Named Executive Officer’s termination of employment with the Company.
     The following table reflects the estimated payments due pursuant to the change in control agreements and stock option awards of each Named Executive Officer as of June 30, 2008, assuming, as applicable, that a change in control occurred (under both the change in control agreements and the stock option awards) and such Named Executive Officers were terminated effective June 30, 2008. For these purposes, the price of Common Stock was assumed to be $10.27, which was the closing price on June 30, 2008. The amounts below have been calculated using numerous assumptions that the Company believes are reasonable. However, any actual payments that may be made pursuant to the agreements described above are dependent upon various factors, which may or may not exist at the time a change in control actually occurs and a Named Executive Officer is actually terminated. Therefore, such amounts and disclosures should be considered “forward-looking statements.”

	Severance Payment under
	Change in Control	Accelerated Vesting of
Named Executive Officer	Agreements(1)	Stock Option Awards(2)	Total
Adam Blumenfeld	$1,943,500	$106,500	$2,050,000
John Pitts	n/a	$15,600	$15,600
Terrence M. Babilla	$1,681,875	$92,300	$1,774,175
Tevis Martin	$245,000	$13,000	$258,000
Kurt Hagen	$273,000	$26,000	$299,000

(1)	Represents cash payments equal to the product of (i) the sum of (a) each Named Executive Officer’s base salary as of June 30, 2008 and (b) the Named Executive Officer’s actual bonus paid for the fiscal year ended June 30, 2008 as reported in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table and (ii) the multiplier identified above. The amounts are calculated without any reduction in the amount of such severance payments necessary to ensure that no amounts are nondeductible by the Company under Section 280G of the Code. The severance payment amounts listed above do not give effect to the base salary increases that took effect on July 1, 2008 and that are discussed under “—Compensation Discussion and Analysis.”

(2)	The stock option values are calculated as the product of (a) the difference in the exercise price of each option and the closing market price of Common Stock on June 30, 2008 and (b) the total number of stock options that became vested for each Named Executive Officer as a result of the change in control.
Severance Payment to William R. Estill
     As discussed under “—Compensation Discussion and Analysis,” in connection with William R. Estill’s retirement from the Company on September 28, 2007, he was awarded a lump sum cash severance payment of $50,000, less applicable taxes and other withholding. The payment was awarded upon consideration of Mr. Estill’s dedicated service to the Company since July 1999 as Chief Financial Officer.
FISCAL 2008 DIRECTOR COMPENSATION
     The following table presents information concerning compensation earned by the Company’s non-employee directors for services rendered during the 2008 fiscal year.

	Fees Earned or Paid	Option Awards
Name	in Cash ($)(1)	($)(2)(3)	Total ($)
Jeff Davidowitz	$47,750	$475	$48,225
Richard Ellman	$19,667	$433	$20,100
William M. Lockhart(4)	—	—	—
William H. Watkins, Jr.	$48,750	$475	$49,225

(1)	Represents fees earned or paid in cash for services as a director during the 2008 fiscal year, including the annual cash retainer, committee chairmanship annual cash retainers and meeting fees incurred in connection with service on the Board or any committee of the Board.

(2)	The amounts in this column reflect the dollar amounts recognized for financial statement reporting purposes with respect to fiscal 2008 in accordance with SFAS 123R. Any assumptions used in the calculation of these amounts are included in footnote 12 to the Company’s audited financial statements for the fiscal year ended June 30, 2008, which are included in the Company’s Annual Report on Form 10-K filed with the SEC on August 29, 2008. The aggregate number of option awards outstanding for each non-employee director at June 30, 2008 was as follows: Mr. Davidowitz held 23,500 options to purchase shares of Common Stock; Mr. Ellman held 5,000 options to purchase shares of Common Stock; Mr. Lockhart held no options to purchase shares of Common Stock; and Mr. Watkins held 23,500 options to purchase shares of Common Stock. On July 10, 2008, Messrs. Davidowitz, Ellman and Watkins were also each granted 1,994 shares of restricted common stock of the Company, which vest in equal installments over three years beginning on July 10, 2009.

(3)	The grant date fair value of the option awards received by Messrs. Davidowitz and Watkins was $17,100. The grant date fair value of the option award received by Mr. Ellman was $15,600.

(4)	Mr. Lockhart did not accept compensation in connection with his service on the Board.
Fiscal 2008 Standard Director Compensation Arrangements
     Following the conclusion of the 2007 fiscal year, the Compensation Committee engaged Mercer to assist it in reviewing the Company’s director compensation program. Specifically, Mercer was asked to collect and analyze compensation data for directors at similarly sized companies and to make recommendations for changes to the Company’s director compensation if warranted. Mercer used the Watson Wyatt 2006/2007 Survey Report on Board of Directors Compensation and the 2006-2007 National Association of Corporate Directors (NACD) Director Compensation Report in its review. Following such review, a new compensation program was approved for the Company’s directors. Effective July 1, 2007, each director of the Company who is not an employee of the Company or any of its subsidiaries received an annual cash retainer of $20,000 and received $1,000 for each meeting of the full Board and $750 for each meeting of a committee on which a director served. In addition, the Chairman of the Audit Committee received an annual cash retainer of $8,000 and the Chairman of the Compensation and Nominating Committees each received an annual cash retainer of $4,000. Directors also received an annual long-term incentive award with a value of approximately $20,000. Additionally, the Company reimbursed directors for their reasonable travel and related expenses incurred in connection with attending Board and committee meetings.
Fiscal 2009 Standard Director Compensation Arrangements
     In May 2008, the Compensation Committee approved additional changes to the Company’s director compensation program for fiscal 2009. Effective July 1, 2008, each director of the Company who is not an employee of the Company or any of its subsidiaries (other than Mr. William M. Lockhart, who is not expected to accept compensation in connection with his service on the Board) will receive an annual cash retainer of $40,000, and meeting fees will be eliminated. The Chairman of the Audit Committee will continue to receive an annual cash retainer of $8,000 and the Chairman of the Compensation and Nominating Committees will each continue to receive an annual cash retainer of $4,000. Directors will also continue to receive an annual long-term incentive award with a value of approximately $20,000. The restricted stock awarded on July 10, 2008 and discussed in footnote 2 to the table above constituted the directors’ long-term incentive award for fiscal 2009. The Company will also continue to reimburse directors for their reasonable travel and related expenses incurred in connection with attending Board and committee meetings.

EQUITY COMPENSATION PLAN INFORMATION
Equity Compensation Plan Information as of June 30, 2008(1)

Number of
Securities to be
	Issued Upon		Number of Securities
	Exercise of	Weighted-Average	Remaining Available for
	Outstanding	Exercise Price of	Future Issuance Under
	Options,	Outstanding	Equity Compensation Plans
	Warrants	Options, Warrants	(Excluding Securities
Plan Category	and Rights	and Rights	Reflected in Column (a))
	(a)	(b)	(c)
Equity Compensation Plans Approved by Security Holders	1,243,150	$9.46	85,950
Equity Compensation Plans Not Approved by Security Holders	—	—	—

Total	1,243,150	$9.46	85,950

(1)	This equity compensation plan table does not reflect the fact that, subsequent to June 30, 2008, the Company’s stockholders approved the Sport Supply Group, Inc. Amended and Restated 2007 Long-Term Incentive Plan, or the Plan, as a result of which the number of shares reserved and available for issuance under the Plan increased from 500,000 to 2,000,000, nor does it reflect equity awards made to employees and directors subsequent to June 30, 2008.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
     The following table presents, as of October 3, 2008, information relating to the beneficial ownership of Common Stock by (i) each person known to the Company to own beneficially more than five percent of the outstanding shares of Common Stock, (ii) each current director and nominee for director of the Company, (iii) each Named Executive Officer, and (iv) all current directors and executive officers of the Company as a group.
     Unless otherwise indicated, beneficial owners listed here may be contacted at the Company’s corporate headquarters at 1901 Diplomat Drive, Farmers Branch, Texas 75234. Under the SEC’s rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be the beneficial owner of any securities of which that person has the right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which that person has no economic interest. For each listed person, the number of shares of Common Stock and percent of class listed includes shares of Common Stock that may be acquired by such person upon the exercise of stock options that are or will be exercisable, or upon the conversion of the Company’s 5.75% Convertible Senior Subordinated Notes due 2009 that are or will be convertible, within 60 days of October 3, 2008.

		Options/Notes			Total as a
		Exercisable/			Percentage of
		Convertible	Total		Shares
	Number of Shares	Within 60	Beneficial		Outstanding
Beneficial Owner	Owned	Days	Ownership		(if 1% or more)(1)

Carlson Capital, L.P. Asgard Investment Corp. Clint D. Carlson 2100 McKinney Avenue Suite 1600 Dallas, TX 75201

Double Black Diamond Offshore LDC UBS House, 227 Elgin Avenue P.O. Box 852 Grand Cayman, Cayman Islands	2,709,600	—	2,709,600	(2)	21.9%

CBT Holdings LLC 10877 Wilshire Boulevard Suite 2200 Los Angeles, CA 90024

Charles Bronfman Trust c/o Wilmington Trust Company 1100 North Market Street Wilmington, DE 19890	2,044,072	423,754	2,467,826	(3)	19.3%

Skystone Advisors LLC Kerry Nelson Two International Place Suite 1800 Boston, MA 02110

HSO Limited Partnership The Cayman Corporate Centre, 4th Floor 27 Hospital Road Georgetown, Grand Cayman Cayman Islands, British West Indies	1,175,504	273,038	1,448,542	(4)	11.4%

Wellington Management Company, LLP 75 State Street Boston, MA 02109	1,378,507	—	1,378,507	(5)	11.1%

WS Capital, L.L.C. WS Capital Management, L.P. WSV Management, L.L.C. WS Ventures Management, L.P. Reid S. Walker G. Stacy Smith Patrick P. Walker 300 Crescent Court, Suite 1111 Dallas, TX 75201	618,342	—	618,342	(6)	5.0%

Adam Blumenfeld	265,658	165,000	430,658		3.4%
Jeff Davidowitz	132,296	20,167	152,463	(7)	1.2%
Tevis Martin	5,426	133,333	138,759		1.1%
William H. Watkins, Jr.	45,497	20,167	65,664	(8)	*

		Options/Notes		Total as a
		Exercisable/		Percentage of
		Convertible	Total	Shares
	Number of Shares	Within 60	Beneficial	Outstanding
Beneficial Owner	Owned	Days	Ownership	(if 1% or more)(1)

Terrence M. Babilla	18,695	43,333	62,028	*
Kurt Hagen	3,426	16,667	20,093	*
John Pitts	6,281	10,000	16,281	*
Richard Ellman	2,294	5,000	7,294	*
William M. Lockhart(9)	—	—	—	—
Scott H. Richland(10)	—	—	—	—
William R. Estill	—	—	—	—

Current directors and executive officers as a group (9 persons)	479,573	413,667	893,240	7.0%

*	The percentage of shares beneficially owned does not exceed 1%.

(1)	Based on the number of shares of Common Stock outstanding (12,386,830) at the close of business on October 3, 2008.

(2)	Based on information filed on a Schedule 13D/A with the SEC on May 1, 2008. According to the Schedule 13D/A, (a) each of Carlson Capital, L.P., Asgard Investment Corp. and Clint D. Carlson have sole voting and sole dispositive power with respect to, and are deemed to beneficially own, 2,709,600 shares of Common Stock, and (b) Double Black Diamond Offshore LDC has sole voting and sole dispositive, and is deemed to beneficially own, 2,489,781 shares of Common Stock.

(3)	Based on information filed on a Schedule 13D/A with the SEC on March 14, 2008 and on a Form 4 filed with the SEC on June 24, 2008. According to the Schedule 13D and Form 4, each of CBT Holdings LLC and Charles Bronfman Trust have shared voting and shared dispositive power with respect to, and are deemed to beneficially own, 2,044,072 shares of Common Stock and 423,754 shares of Common Stock issuable upon conversion of the Company’s 5.75% Convertible Senior Subordinated Notes due 2009.

(4)	Based on information filed on a Schedule 13G/A with the SEC on February 13, 2008. According to the Schedule 13G/A, (i) each of Skystone Advisors LLC and Kerry Nelson have shared voting and shared dispositive power with respect to, and are deemed to beneficially own, 1,175,504 shares of Common Stock and 273,038 shares of Common Stock issuable upon conversion of 5.75% Convertible Senior Subordinated Notes due 2009 and (ii) HSO Limited Partnership has shared voting and shared dispositive power with respect to, and is deemed to beneficially own, 1,032,600 shares of Common Stock and 273,038 shares of Common Stock issuable upon conversion of the Company’s 5.75% Convertible Senior Subordinated Notes due 2009.

(5)	Based on information filed on a Schedule 13G/A with the SEC on February 14, 2008. According to the Schedule 13G/A, Wellington Management Company, LLP has shared voting power with respect to 848,307 shares of Common Stock, shared dispositive power with respect to 1,378,507 shares of Common Stock and is deemed to beneficially own 1,378,507 shares of Common Stock.

(6)	Based on information filed on a Schedule 13G with the SEC on January 2, 2008. According to the Schedule 13G, (i) each of WS Capital, L.L.C. and WS Capital Management, L.P. has shared voting and shared dispositive power with respect to, and are deemed to beneficially own, 58,100 shares of Common Stock, (ii) each of WSV Management, L.L.C., WS Ventures Management, L.P. and Patrick P. Walker has shared voting and shared dispositive power with respect to, and are deemed to beneficially own 560,242 shares of Common Stock and (iii) each of Reid S. Walker and G. Stacy Smith has shared voting and shared dispositive power with respect to, and are deemed to beneficially own 618,342 shares of Common Stock.

(7)	Includes (i) 34,751 shares of Common Stock held by Penn Footwear Retirement Trust of which Mr. Davidowitz is a trustee, (ii) 67,551 shares of Common Stock held by JIBS Equities LP of which Mr. Davidowitz is a general partner, (iii) 9,000 shares of Common Stock held by Penn Footwear, Inc. of which Mr. Davidowitz is President and a stockholder, (iv) 4,000 shares of Common Stock held by Oldfield Company of which Mr. Davidowitz is President and a stockholder and (v) 10,000 shares of Common Stock held by DVD Partners LP of which Mr. Davidowitz is a general partner.

(8)	Includes 30,303 shares of Common Stock held in trust for the benefit of Mr. Watkins.

(9)	Mr. Lockhart currently serves as a principal and portfolio manager of Carlson Capital, L.P.

(10)	Mr. Richland currently serves as Manager of CBT Holdings LLC.
TRANSACTIONS WITH RELATED PERSONS
Employment Arrangement with Michael J. Blumenfeld
     Mr. Michael J. Blumenfeld served as the Company’s Chief Executive Officer until November 13, 2006 and as the Company’s Chairman of the Board until July 1, 2007. Mr. Michael Blumenfeld is the father of the Company’s current Chairman of the Board and Chief Executive Officer, Mr. Adam Blumenfeld. Mr. Michael Blumenfeld currently serves as the Company’s Director of Corporate Development and received an annual salary of $150,000 for serving in such capacity in fiscal 2008. Mr. Michael Blumenfeld is also a party to a change in control agreement with the Company. Such change in control agreement contains terms similar to those described under “Executive Compensation—Compensation Discussion and Analysis—Change in Control Agreements with Named Executive Officers” and “Executive Compensation—Potential Payments upon Termination or Change in Control—Change in Control Agreements.”
Review, Approval or Ratification of Transactions with Related Persons
     The disclosure, review and approval of any transactions between the Company and related persons is governed by the Company’s Code of Ethics, which provides guidelines for the disclosure and review of any material transaction or relationship that could reasonably be expected to give rise to a conflict of interest between the Company and any of its senior officers and directors. Pursuant to the Code of Ethics, such transactions or relationships are required to be disclosed to the Company’s Chief Executive Officer, who is then required to notify the Board regarding such disclosure. Conflicts of interest involving the Chief Executive Officer are required to be disclosed to the Company’s Chief Financial Officer or directly to the Board. Conflicts are then reviewed and approved or ratified by the Board and, if the conflict involves a member of the Board, then it shall be reviewed and approved or ratified by the disinterested members of the Board. The foregoing policies and procedures were followed with respect to transactions with related persons reported in this proxy statement.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16(a) of the Exchange Act requires the Company’s officers and directors, and persons who beneficially own more than 10% of a registered class of the Company’s equity securities to file initial statements of beneficial ownership (Form 3) and statements of changes in beneficial ownership (Forms 4 and 5) of common stock and other equity securities of the Company with the SEC. Officers, directors and greater than 10% beneficial owners are required by SEC rules to furnish the Company with copies of all such forms they file. Based solely on a review of the copies of such forms furnished to the Company, and/or written representations that no additional forms were required, the Company believes that its officers, directors and greater than 10% beneficial owners complied with these filing requirements in fiscal 2008, except in these instances: (i) one of the Company’s directors, Mr. Richard Ellman, filed a Form 4 on December 10, 2007 (beyond the two business day deadline) to report an option grant made on November 30, 2007, (ii) one of the Company’s 10% beneficial owners, Carlson Capital, L.P., filed a Form 4 on December 27, 2007 (beyond the two business day deadline) to report purchases that occurred beginning on December 20, 2007 and (iii) one of the Company’s directors and executive officers, Mr. Adam Blumenfeld, filed a Form 5 on July 2, 2008 to correct the number of shares of common stock of the Company’s predecessor reported as owned by Mr. Blumenfeld before he became a reporting person on the Form 3 filed upon his becoming a reporting person.
ADDITIONAL INFORMATION
Proposals of Stockholders
     The Company currently intends to hold its next annual meeting in November 2009. Stockholders who intend to have a proposal considered for inclusion in the Company’s proxy materials for presentation at the fiscal 2010 annual meeting of stockholders must submit the proposal to the Company at its principal executive offices no later than June 10, 2009, unless the fiscal 2010 annual meeting date is changed by more than 30 days from the fiscal 2009 annual meeting, in which case the deadline will be a reasonable time before the Company begins to print and mail the proxy materials. The proposal must be made in accordance with the provisions of Rule 14a-8 of the Exchange Act. As the rules of the SEC make clear, simply submitting a proposal does not guarantee that it will be included.
     Stockholders who intend to present a proposal at the fiscal 2010 annual meeting of stockholders without inclusion of such proposal in the Company’s proxy materials must, pursuant to the Company’s Bylaws, deliver a notice of such proposal by certified mail to the Secretary of the Company at its principal executive offices at 1901 Diplomat Drive, Farmers Branch, Texas 75234 not less than 120 nor more than 150 days before the first anniversary of the date of this Proxy Statement. The Company reserves the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.
Annual Report on Form 10-K
     A copy of the Company’s fiscal 2008 Annual Report on Form 10-K is being made available to stockholders along with this Proxy Statement. In addition, if you send your request in writing to Sport Supply Group, Inc., 1901 Diplomat Drive, Farmers Branch, TX 75234, Attention: Corporate Secretary, we will provide you, without charge, a copy of the Annual Report on Form 10-K filed with the SEC, or you can download a copy of our Annual Report on Form 10-K from our website, http://www.sportsupplygroup.com. You can also download a copy of our Annual Report on Form 10-K from the SEC’s website, http://www.sec.gov. The Company will furnish a requesting stockholder with any exhibit not contained therein upon payment of a reasonable fee. The Annual Report on Form 10-K does not constitute a part of the proxy solicitation materials.

Other Business
     The Board has no knowledge of any other matters to be presented at the Annual Meeting other than those described in this Proxy Statement.
     YOUR VOTE IS IMPORTANT. THE BOARD ENCOURAGES YOU TO VOTE YOUR SHARES ELECTRONICALLY ON THE INTERNET OR ON THE TELEPHONE BY FOLLOWING THE INSTRUCTIONS ON THE ACCOMPANYING PROXY CARD, OR COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED.
By Order of the Board of Directors,

Terrence M. Babilla
President, Chief Operating Officer, General
Counsel and Secretary
Farmers Branch, Texas
October 8, 2008

SPORT SUPPLY GROUP, INC. 1901 DIPLOMAT DRIVE FARMERS BRANCH, TX 75234
VOTE BY INTERNET-www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Sport Supply Group, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	SPRTS1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SPORT SUPPLY GROUP, INC.			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR ALL” DIRECTOR NOMINEES. Vote on Directors			☐	☐	☐
1.	Election of Directors
Nominees
	01) Adam Blumenfeld 02) Jeff Davidowitz 03) Richard Ellman	04) William M. Lockhart 05) Scott H. Richland 06) William H. Watkins, Jr.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE FOLLOWING PROPOSAL.
Vote on Proposal		For	Against	Abstain

2.	Ratification of Grant Thornton LLP as independent auditor for fiscal 2009.	☐	☐	☐

Please sign exactly as name appears above. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

PROXY
SPORT SUPPLY GROUP, INC.
SOLICITED ON BEHALF OF THE COMPANY AND APPROVED BY THE BOARD OF DIRECTORS
The undersigned hereby constitutes and appoints Adam Blumenfeld and Terrence M. Babilla, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, for and in the name, place, and stead of the undersigned, to appear at the fiscal 2009 annual meeting of stockholders of Sport Supply Group, Inc. to be held on the 20th day of November, 2008 (pursuant to the Notice of Annual Meeting dated October 10, 2008 and accompanying proxy statement), and at any postponement or adjournment thereof, and to vote all of the shares of Sport Supply Group, Inc. that the undersigned is entitled to vote with all the powers and authority the undersigned would possess if personally present in accordance with the following instructions.
When properly executed, this Proxy will be voted in the manner directed herein by the undersigned Stockholder.
If no direction is made, this Proxy will be voted for proposals 1 and 2.